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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                       FOOTHILL INDEPENDENT BANCORP, INC.


                                ARTICLE I - NAME

         The name of this Corporation is Foothill Independent Bancorp, Inc.


                    ARTICLE II - REGISTERED OFFICE AND AGENT

         The registered office of the Corporation in the State of Delaware is located 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle, and Corporation Service Company is the registered agent of the Corporation.

                              ARTICLE III - PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time.

                         ARTICLE IV - AUTHORIZED CAPITAL

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000 shares, all of which shall be designated as Common Stock, $.001 par value per share.

                 ARTICLE V - LIMITATION OF DIRECTORS' LIABILITY

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of his duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article V by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                             ARTICLE VI - DIRECTORS

         The number of directors that constitute the whole Board of Directors of the Corporation, the manner in which they shall be elected, their respective terms of office and their removal from office shall be as provided in the Bylaws of the Corporation.


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                        ARTICLE VII - AMENDMENT OF BYLAWS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation shall have the power and authority to make, alter, amend, change, add to or repeal the Bylaws of the Corporation. The Bylaws of the Corporation May also be altered, amended, changed, added to or repealed by the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of the outstanding voting stock of the Corporation entitled to vote on such matters, voting together as a single class.

            ARTICLE VIII - SPECIAL MEETING AND ACTION BY STOCKHOLDERS

         The only persons entitled to call a special meeting of the Corporation's stockholders are those persons named in the Corporation's Bylaws.

         No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of the stockholders may be taken by written consent of the stockholders in lieu of a meeting of the stockholders, unless the action to be effectuated by written consent of stockholders, and also the taking of such action by such written consent, shall have expressly been approved in advance by the Board of Directors of the Corporation

         Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of the voting shares of this Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VIII.

                            ARTICLE IX - INCORPORATOR

         The name and address of the Incorporator of the Corporation is as follows:

                   Mark L. Skaist
                   660 Newport Center Drive
                   Suite 1600
                   Newport Beach, California 92660-6441



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         I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereunto set my hand this 3rd day of May, 2000.


                                                  /s/ Mark L. Skaist
                                                  ------------------------------
                                                  Mark L. Skaist, Incorporator



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